Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 Amendment No. 2 of our report dated July 7, 2023 with respect to the audited consolidated financial statements of Kustom Entertainment, Inc., as of December 31, 2022 and 2021, for the year ended December 31, 2022 and for the period from January 1, 2021 through August 31, 2021 (predecessor) and from September 1, 2021 to December 31, 2021 (successor). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY

February 5, 2024